Exhibit 10.1

EXECUTION COPY

IDB LOAN NO. 2632A/OC-PR

SPONSOR SUPPORT AGREEMENT

among

YGUAZU CEMENTOS S.A.

as the Borrower

INTERCEMENT BRASIL S.A.,

as the Sponsor

CORPORACIÓN ANDINA DE FOMENTO,

and

INTER-AMERICAN DEVELOPMENT BANK

as Senior Lenders

Dated January 25, 2013

- ii -

- iii -

SPONSOR SUPPORT AGREEMENT (this “Agreement”) dated January 25, 2013 among:

1.	YGUAZU CEMENTOS S.A., a sociedad anonima organized and existing under the laws of Paraguay (the “Borrower”);

2.	INTERCEMENT BRASIL S.A. a sociedade anônima organized and existing under the laws of Brazil (the “Sponsor”);

3.	CORPORACIÓN ANDINA DE FOMENTO, a multilateral financial institution with its head office in Caracas, Venezuela (“CAF”); and

4.	INTER-AMERICAN DEVELOPMENT BANK, an international organization established by the Agreement Establishing the Inter-American Development Bank among its member countries (“IDB” and together with CAF, the “Senior Lenders”, and each, individually, a “Senior Lender”).

WHEREAS:

(A)	By a common terms agreement, dated on or about the date hereof among the Borrower, IDB and CAF (as amended, supplemented or otherwise modified from time to time in accordance therewith, the “Common Terms Agreement”) where the Borrower has undertaken the Project (as defined therein);

(B)	By a loan agreement (the “CAF Loan Agreement”) dated on or about the date hereof between CAF and the Borrower, CAF has agreed to extend to the Borrower a loan (the “CAF Loan”) in the principal amount of fifty million Dollars ($50,000,000), on the terms and subject to the conditions set forth in the CAF Loan Agreement;

(C)	By a loan agreement (the “IDB Loan Agreement” and together with the CAF Loan Agreement, the “Senior Loan Agreements”) dated on or about the date hereof between IDB and the Borrower, IDB has agreed to extend to the Borrower a loan (the “IDB Loan” and together with the CAF Loan, the “Senior Loans”) in the principal amount of fifty one million seven hundred fifty thousand Dollars ($51,750,000), on the terms and subject to the conditions set forth in the IDB Loan Agreement; and

(D)	In consideration for the Senior Lenders entering into the Common Terms Agreement and their respective Senior Loan Agreement, and the making of the Senior Loans, the Sponsor has agreed to enter into this Agreement.

NOW, THEREFORE, the parties agree as follows:

ARTICLE I

Definitions and Interpretation

Section 1.01. Defined Terms. (a) Each capitalized term used and not otherwise defined herein, unless the context otherwise requires, has the meaning assigned to such term in the Common Terms Agreement. As used in this Agreement, unless the context otherwise requires, the following terms have the following meanings:

Additional Amount has the meaning given in Section 2.01(a)(iii) (Guarantee).

Construction Dispute means (i) any dispute that may arise between the Borrower and any Construction Dispute Party as result of the termination of any such relevant Construction Agreement or (ii) any dispute with respect to, or any additional work required to be undertaken by Sinoma or any other party as a result of, any settlement with any Construction Dispute Party.

Construction Dispute Party means any party (other than the Borrower, and including Sinoma, Satarem, or any subcontractor) to any Construction Agreement (whether or not such Construction Agreement is in effect or terminated).

Construction Dispute Resolution Date means the date on which the Senior Lenders have received evidence, satisfactory to them, that all Construction Disputes are finally settled by contract or by a final court or arbitral order and all amounts which are required to be paid by the Borrower in respect of such Construction Disputes and any settlement thereof, have been paid in full.

Demand Amount has the meaning given in Section 2.01(a)(ii) (Guarantee).

Deficiency means as determined by the Borrower or the Senior Lenders at any time or from time to time prior to the Project Completion Date in accordance with Section 4.01, any shortfall, howsoever caused, in funds available to the Borrower required to cause the Project Completion Date to occur and to ensure that any Financial Indebtedness of the type specified in sub-section (f) of the definition of Permitted Indebtedness is repaid as and when required under such sub-section.

Deficiency Notice means any notification given (i) to the Sponsor and the Senior Lenders by the Borrower pursuant to Section 4.01(a) or (ii) to the Sponsor (with a copy to the Borrower) by either of the Senior Lenders pursuant to Section 4.01(b), in each case, at any time and from time to time prior to the Project Completion Date, specifying that a Deficiency exists, the amount of such Deficiency and the amount of the Deficiency required to be provided or procured to be provided by the Sponsor.

Equity Funding Date means that date specified in any written request given to the Sponsor by the Borrower, or in the absence of the Borrower failing to do so, the Senior Lenders, in each case in accordance with Section 4.01(b)(Deficiency Funding), stating that a Capital Contribution is required to be made to the Borrower in accordance with Section 4.01(b)(Deficiency Funding), which date shall be at least five (5) Business Days prior the date on which the Disbursement, Project Cost or Deficiency which has given rise to the requirement to make such Capital Contribution in accordance with Section 4.01(Deficiency Funding) is due to be made or paid, as applicable.

Financial Year means with respect to the Sponsor, the accounting year commencing each year on January 1 and ending on the following December 31 or such other periods the Sponsor, with the Senior Lender’s consent, from time to time designates as its accounting year.

InterCement Guarantee has the meaning given pursuant to Section 2.01(a) (Guarantee).

Guaranteed Obligations means all debts and monetary liabilities of the Borrower to the Senior Lenders under or in relation to the Senior Loan Agreements or any other Financing Document and in any capacity irrespective of whether the debts or liabilities are: (i) now existing or hereafter arising; (ii) actual or contingent; (iii) at any time ascertained or unascertained; (iv) direct or indirect; (v) joint or several or whether the Senior Lenders’ corresponding rights are joint or several; (vi) secured or unsecured; (vii) owed or incurred as principal, interest, fees, charges, taxes, duties or other imposts, damages, losses, costs or expenses, or on any other account; (viii) owed based on contract, tort, operation of law or otherwise; or (ix) comprised of any combination of the above; including all extensions, renewals, replacements and modifications of any of the foregoing.

Post Project Completion Guarantee means the InterCement Guarantee under Section 2.01 in the event the Post Project Completion Guarantee Condition has been satisfied.

Post Project Completion Guarantee Condition has the meaning given in Section 2.07 (Post Project Completion Guarantee Condition).

Relevant Parties means collectively, the Sponsor and the Borrower; and each, individually, a “Relevant Party”; and

Termination Date has the meaning given in Section 2.01(b).

Section 1.02. Interpretation. In this Agreement, unless the context otherwise requires:

(a) headings are for convenience only and do not affect the interpretation of this Agreement;

(b) words importing the singular include the plural and vice versa;

(c) a reference to an Annex, Article, party, Schedule or Section of or any Financing Document is a reference to that Article or Section of, or that Annex, party or Schedule to, such Financing Document;

(d) a reference to a document includes an amendment or supplement to, or replacement or novation of, that document but disregarding any amendment, supplement, replacement or novation made in breach of this Agreement or any other Financing Document; and

(e) a reference to a party to any document includes that party’s successors and permitted assigns.

ARTICLE II

Guarantee

Section 2.01. Guarantee. (a) The Sponsor irrevocably, absolutely and unconditionally:

(i)	guarantees to the Senior Lenders the punctual and complete payment when due and payable (whether at stated maturity or upon prepayment, acceleration or otherwise) of the Guaranteed Obligations;

(ii)	undertakes with the Senior Lenders that whenever the Borrower does not pay any amount of the Guaranteed Obligations (such amount, the “Demand Amount”) when so due, the Sponsor will immediately, and in any event forthwith upon demand by the Senior Lenders, pay the Demand Amount to the Senior Lenders, in the currency prescribed in the Common Terms Agreement or the relevant Financing Document, and otherwise in the same manner in all respects as the Guaranteed Obligations are required to be paid by the Borrower; and

(iii)	undertakes with the Senior Lenders that whenever the Borrower is required to pay any amount arising out of a Construction Dispute (an “Additional Amount”), unless such payment is fully covered by a bond or insurance, and the payment or reimbursement obligations with respect to such bond or insurance are non-recourse to the Borrower, the Sponsor will either (i) reimburse the Borrower for such Additional Amount if paid by the Borrower, or (ii) if the Borrower does not pay such Additional Amount when due and such failure to make such payment has continued for a period of thirty (30) days, immediately, and in any event forthwith upon demand by the relevant Construction Dispute Party, pay any such Additional Amount to the relevant Construction Dispute Party, as applicable, on the Borrower’s behalf, in the same manner in which the Borrower is required to make such payment,

(the obligations in (i), (ii) and (iii), collectively, the “InterCement Guarantee”).

(b) The InterCement Guarantee is a continuing obligation of the Sponsor (and all Guaranteed Obligations are, or when created will be, conclusively presumed to have been created in reliance on this Agreement) and will remain in full force and effect until either (A) the earlier of (i) the day on which all Guaranteed Obligations have been paid in full and no undisbursed portion of the Senior Loans remains available for disbursement; and (ii) the Project Completion Date, except in respect of the obligations of the Sponsor in respect of the Additional Amount under Section 2.01(a)(iii), which obligations shall terminate on the Construction Dispute Resolution Date or (B) in the event that the Post Project Completion Guarantee Condition is met, the date when all of the Guaranteed Obligations have been indefeasibly paid in full (the relevant date under (A) or (B) being the “Termination Date”).

(c) The InterCement Guarantee is a guarantee of payment and not of collection and constitutes an additional, separate and independent obligation of the Sponsor which, subject to Sections 2.01(b) (Guarantee) and 5.04 (Reinstatement), will survive the termination of the Common Terms Agreement, the Senior Loan Agreements and any other Financing Document or other agreement or instrument pursuant to which any Guaranteed Obligation is or may become outstanding.

(d) The Sponsor’s obligations under this Agreement can be discharged only by performance and then only to the extent of such performance, and for the avoidance of doubt, payment in respect of any Guaranteed Obligation shall not discharge the obligations of the Sponsor with respect to any other Guaranteed Obligations.

Section 2.02. Payments; No Set-off. All payments which the Sponsor is required to make under this Agreement shall be made without any set-off, counterclaim or condition and in immediately available funds at the place and in the manner designated in the relevant Senior Loan Agreement or other Financing Document. Payments received after 1:00 P.M. (New York City time) shall be deemed received on the next Business Day.

Section 2.03. Taxes.

(a) The Sponsor shall pay or cause to be paid all Taxes (other than Taxes, if any, payable on the overall income of a Senior Lender) on or in connection with the payment of any and all amounts due under this Agreement, that are now or in the future levied or imposed by any Authority of Paraguay and/or Brazil or by any organization of which Paraguay and/or Brazil is a member or any jurisdiction through or out of which a payment is made on or in connection with the payment of any and all amounts due under this Agreement.

(b) All payments due under this Agreement shall be made without deduction for or on account of any such Taxes.

(c) If the Sponsor is prevented by operation of law or otherwise from complying with subsection (b) above, the amount to be paid by the Sponsor under this Agreement shall be increased to such amount as may be necessary so that the Senior Lenders receive the full amount it would have received (taking into account any Taxes payable on the amount payable by the Sponsor under this subsection) had those payments been made without deduction as set forth in subsection (b) above.

(d) If subsection (c) above applies and any Senior Lender so requests, the Sponsor shall deliver to such Senior Lender the official tax receipts evidencing payment of such Taxes (or certified copies of them) within thirty (30) days of the date of that request.

Section 2.04. Certificate Conclusive. A certificate of the Senior Lenders stating:

(a) the amount of the Guaranteed Obligations (whether currently due and payable or not); or

(b) any amount due and payable by the Sponsor under this Agreement;

when delivered will be conclusive in the absence of manifest error.

Section 2.05. Application of Payments. The Senior Lenders may apply any monies received by it or recovered under:

(a) any Financing Document;

(b) any Security; and

(c) any other document or agreement which is a security for any of the Guaranteed Obligations,

in such manner as it determines in its absolute discretion.

Section 2.06. Allocation. If the Sponsor at any time pays to the Senior Lenders an amount less than the full amount then due and payable to the Senior Lenders under this Agreement by the Sponsor, the Senior Lenders may allocate and apply such payment in any way or manner and for such purpose or purposes as the Senior Lenders in their sole discretion determine, notwithstanding any instruction that the Sponsor, the Borrower or any other Person may give to the contrary.

Section 2.07. Post Project Completion Guarantee Condition.

(a) The Sponsor shall notify the Senior Lenders whether or not it intends to provide an extension of the term of the InterCement Guarantee, so that it remains in effect until the Guaranteed Obligations have been indefeasibly paid in full; provided that such notice shall be given no later than (i) if the Sponsor is extending the term of the InterCement Guarantee until the Guaranteed Obligations have been indefeasibly paid in full, thirty (30) days prior to the Project Completion Date and (ii) if the Sponsor is not extending the term of the InterCement Guarantee until the Guaranteed Obligations have been indefeasibly paid in full, forty-five (45) days prior to the Project Completion Date.

(b) If the Sponsor provides the notice described in sub-section (a) above that it is extending the InterCement Guarantee and provides evidence, acceptable to the Senior Lenders, that the Required InterCement Credit Condition is met as of the date of such notice and provided that it continues to be met on the Project Completion Date (together, the “Post Project Completion Guarantee Condition”) then the InterCement Guarantee shall not terminate on the Project Completion Date and will remain in effect until the Guaranteed Obligations have been indefeasibly paid in full.

ARTICLE III

Waivers; Savings Provisions

Section 3.01. Waiver of Defenses. Prior to the Termination Date, the Sponsor’s obligations under this Agreement will not be affected or impaired by any act, omission, circumstance, matter or thing which, but for this Section or any of the other provisions in this Article III, would reduce, release or prejudice any of its obligations under this Agreement or which might otherwise constitute a legal or equitable discharge or defense of the Sponsor under any applicable law.

Section 3.02. Waiver of Notices, Claims and Prior Action. The Sponsor hereby waives to the fullest extent permitted by any applicable law:

(a) notice of acceptance of the InterCement Guarantee;

(b) notice of the creation, extension or accrual of any of the Guaranteed Obligations;

(c) notice of presentment, demand, dishonor, non-payment, protest, or other default with respect to any of the Guaranteed Obligations;

(d) notice of any other nature whatsoever to any Person (including the Sponsor and any other guarantor);

(e) any requirement that Senior Lenders take any action whatsoever against the Borrower or any other Person (including the Sponsor or any other guarantor) or file any claim in the event of the bankruptcy of the Borrower, any of the Sponsor or any other Person; and

(f) any claims based on the Senior Lender’s failure to protect, perfect, preserve, or resort to the Security or any other collateral securing the Guaranteed Obligations.

The Sponsor further agrees that any notice from either Senior Lender stating that a Demand Amount is due shall be conclusive and binding on the Sponsor, absent manifest error.

Section 3.03. Consent. The Sponsor hereby irrevocably consents that from time to time, and without further notice to or consent of the Sponsor, the Senior Lenders may take any or all of the following actions without affecting or impairing the InterCement Guarantee or any of the Sponsor’s obligations under this Agreement:

(a) extend, renew, modify, amend, compromise, settle or release the Guaranteed Obligations, or agree to any composition, forbearance or concession in respect thereof;

(b) release or compromise any liability of any Person or Persons with respect to the Guaranteed Obligations;

(c) release the Security or exchange, surrender, realize upon or otherwise deal with the Security as the Senior Lenders may determine in their sole discretion;

(d) exercise or refrain from exercising any of its rights or remedies under this Agreement or under law or equity; and

(e) act or fail to act in any manner which may deprive the Sponsor of its right to subrogation against the Borrower or its right to contribution against any co-guarantor.

Section 3.04. Absolute Guarantee. The InterCement Guarantee is absolute and unconditional and will not be affected or impaired by:

(a) any failure of the Borrower or the Sponsor to comply with any requirement of any law, regulation or order;

(b) the dissolution, liquidation, reorganization or other alteration of the legal status or structure of the Borrower or the Sponsor;

(c) any purported or actual assignment of the Senior Loans or any part thereof by the Senior Lenders to any other Person;

(d) the Common Terms Agreement, the Senior Loan Agreements, any other Financing Document or any of the Guaranteed Obligations being in whole or in part illegal, void, voidable, avoided, invalid, unenforceable or otherwise of limited force and effect; or

(e) any other circumstance or occurrence whatsoever that might otherwise constitute a defense available to, or discharge of, the Sponsor or any other guarantor or surety.

Section 3.05. Additional Security. This Agreement is in addition to and is and will not be in any way prejudiced by any collateral or other security now or in the future held by the Senior Lenders, nor is nor will any such collateral or other security held by the Senior Lenders or the liability of any Person for all or any part of the Guaranteed Obligations be in any manner prejudiced or affected by this Agreement.

ARTICLE IV

Deficiency Funding

Section 4.01. Deficiency Funding.

(a) If, at any time or from time to time prior to the Project Completion Date, the Borrower determines that a Deficiency exists or is likely to exist, it shall give a Deficiency Notice to the Senior Lenders and the Sponsor, and the Borrower shall make whatever arrangements it deems fit to ensure that the Borrower is provided with Capital Contributions equal to such Deficiency upon terms and conditions provided for in this Article IV or such other terms and conditions proposed by the Borrower as are acceptable to the Senior Lenders. Each Deficiency Notice shall specify the applicable Equity Funding Date.

(b) If, at any time or from time to time prior to the Project Completion Date, the Senior Lenders reasonably determine that a Deficiency exists, the Senior Lenders may demand, by giving a Deficiency Notice to the Sponsor (with a copy to the Borrower), that the Sponsor provide (and/or that it procures that the other Shareholders provide) to the Borrower, in accordance with the provisions of this Article IV, Capital Contributions equal to the amount of the Deficiency specified in such Deficiency Notice.

(c) In case of any inconsistency between a Deficiency Notice given by the Borrower and a Deficiency Notice given by the Senior Lenders, the Deficiency Notice given by the Senior Lenders shall be conclusive and binding on the Sponsor, absent manifest error.

(d) The parties hereto acknowledge that the Senior Lenders shall have no obligation to call for Capital Contribution to meet a Deficiency in accordance with this Article IV and that the Senior Lenders shall not be liable to any party.

Section 4.02. Mechanics for Funding Deficiencies.

(a) The Sponsor shall be entitled to make, effect or procure the provision of Deficiency Funding required to be made by it under Section 4.01 (Deficiency Funding) through any combination of Equity Contributions and Subordinated Loans to the Borrower. The Sponsor hereby agrees and acknowledges that all Subordinated Loans made to the Borrower shall always be subject to, and subordinated in all respects to the Guaranteed Obligations, in accordance with the Subordination and Assignment Agreement and Subordinated Loans shall only be permitted to be made by any Person who is a party to the Subordination and Assignment Agreement.

(b) All Deficiency Funding shall be made by deposit of immediately available funds into an account of the Borrower as the Borrower shall from time to time designate to the Sponsor in writing.

Section 4.03. Termination and Deficiency Funding.

For the avoidance of doubt, the obligations set forth in this Article IV will remain in full effect until the earlier of (i) the day on which all Guaranteed Obligations have been paid in full; and (ii) the Project Completion Date; provided, however, that all of the obligations set forth in this Article IV shall remain in effect solely with respect to any Additional Amount so long as any Additional Amount remains outstanding or any Construction Dispute remains unresolved.

ARTICLE V

Non-Competition; Bankruptcy; Reinstatement

Section 5.01. Non-Competition. (a) Until the Termination Date, the Sponsor shall not in respect of any amounts that have become payable or have been paid by the Sponsor under this Agreement, seek to enforce repayment or contribution, obtain the benefit of any security or exercise any other rights or legal remedies of any kind which may accrue to the Sponsor against the Borrower or any other guarantor of the Guaranteed Obligations, whether by way of subrogation, offset, counterclaim or otherwise, in respect of the amount so payable or so paid.

(b) The Sponsor shall hold in trust for, and forthwith pay or transfer to, the Senior Lenders any payment or distribution or benefit of security received by it contrary to subsection (a) above.

(c) Upon the Termination Date: (i) the Sponsor, if it has made any payments under this Agreement, will be entitled to exercise its rights of subrogation to its proportion of all relevant rights of the Senior Lenders against the Borrower pursuant to the Common Terms Agreement and the Senior Loan Agreements; and (ii) the Senior Lenders shall, if requested by the Sponsor and at the expense of the Sponsor, execute and deliver to the Sponsor appropriate documents, without recourse and without representation and warranty, necessary to evidence the transfer by subrogation to the Sponsor of such interest in the Guaranteed Obligations as may result from any payment under this Agreement.

(d) For the purpose of this Article V, any reference to the Termination Date shall be deemed a reference to the Construction Dispute Resolution Date, if occurring later than the Project Completion Date, in the circumstance where the Termination Date occurs pursuant to Section 2.01(b)(A)(ii).

Section 5.02. Bankruptcy or Liquidation of Borrower. If the Borrower is adjudged bankrupt or insolvent, or a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Borrower, or any substantial part of its property or other assets, is appointed, or the Borrower makes any arrangement with its creditors, or is liquidated or wound up, the Sponsor shall not claim, rank, prove or vote as a creditor of the Borrower or its estate in competition with the Senior Lenders in respect of any amounts owing to the Sponsor by the Borrower on any account whatsoever, but instead shall give the Senior Lenders the benefit of any such proof and of all amounts to be received in respect of that proof until all Guaranteed Obligations have been fully paid.

Section 5.03. Appropriation and Application of Monies. Until the Termination Date, the Senior Lenders (or any trustee (including the Onshore Account Trustee), agent or other Person acting on its behalf) may refrain from applying or enforcing any other monies, security or rights held or received by the Senior Lenders (or such trustee, agent or other Person) in respect of the Guaranteed Obligations, or apply and enforce the same in such manner and order as it determines in its absolute discretion (whether against the Guaranteed Obligations or otherwise) and the Sponsor shall not be entitled to the benefit of the same.

Section 5.04. Reinstatement. (a) The InterCement Guarantee will be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower or the Sponsor in respect of the Guaranteed Obligations prior to the Termination Date or with respect to any Additional Amount, prior to the Construction Dispute Resolution Date is avoided, rescinded or must otherwise be restored or returned by any recipient thereof, whether as a result of any proceedings in bankruptcy or reorganization, insolvency, dissolution, receivership, liquidation, arrangement, composition or assignment for the benefit of creditors of the Borrower, the Sponsor or any other Person, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower, the Sponsor or any substantial part of their respective property, or otherwise, all as though such payment had not been made.

(b) The Senior Lenders (or any trustee, agent or other Person acting on its behalf) may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration, and any such action will not preclude reinstatement pursuant to subsection (a) above.

ARTICLE VI

Representations and Warranties

Section 6.01. Representations and Warranties. Each of the Relevant Parties, severally for itself and not jointly, represent and warrant that as of the date of this Agreement:

(a) it is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the corporate power to conduct its business as currently conducted and to enter into, and perform its obligations under this Agreement;

(b) the execution and delivery by it of this Agreement and the performance by it of its obligations hereunder have been duly authorized by all necessary actions, corporate or otherwise;

(c) this Agreement has been duly executed and delivered by it and constitutes its valid and legally binding obligation, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting the enforcement of creditor’s rights generally and as may be limited by equitable principles of general applicability;

(d) neither the execution and delivery by it of this Agreement nor the performance by it of its obligations under this Agreement conflicts or will conflict with or results or will result in any breach of any of the terms, conditions or provisions of, or violates or will violate or constitutes or will constitute a default under: (i) any indenture, mortgage, contract, agreement or other instrument or arrangement to which it is a party or which purports to be binding upon it or any of its property or assets (except to the extent that such breach or default would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect), and will not result in the imposition or creation of any lien, charge, or encumbrance on, or security interest in, any part thereof pursuant to the provisions of any such agreement, instrument or arrangement; or (ii) any of the terms or provisions of their respective charter, memorandum or articles of association or by-laws; or (iii) any statute, rule or regulation or any judgment, decree or order of any court, governmental authority, bureau or agency binding on or applicable to it;

(e) all Authorizations required for the execution and delivery of this Agreement by it and the performance by it of its obligations hereunder have been duly obtained or granted and are in full force and effect;

(f) neither it nor any of its property enjoys any right of immunity from set-off, suit or execution with respect to its assets or its obligations under this Agreement;

(g) it has adequate means to obtain from the Borrower, on a continuing basis, information concerning the financial condition of the Borrower, and it does not rely on the Senior Lenders to provide such information, now or in the future; and

(h) it has received copies of the Common Terms Agreement, the Senior Loan Agreements and each other Financing Document and is fully informed as to the terms and conditions contained therein, including, for the avoidance of doubt, each of the Guaranteed Obligations;

(i) neither it, nor any of its Affiliates, nor any Person acting on its or their behalf, has committed or engaged in, with respect to the Project or any transaction contemplated by this Agreement, any Prohibited Practice;

(j) it is in compliance with all laws, rules and regulations applicable to it;

(k) no judgment, order, award, action, suit, other legal proceeding, arbitral proceeding, administrative proceeding, investigation or other claim before or of any Authority is presently in progress or pending against it or, to the best of its knowledge, has been threatened in writing against it, which either:

(i) relates to or arises under a Transaction Document or the transactions contemplated thereby; or

(ii) by itself or together with any other such proceeding or claim or with any judgment, order or award that has been issued against it and remains unpaid and not covered by a bond or insurance, has had or could reasonably be expected to have a Material Adverse Effect;

(l) no Default applicable to it has occurred and is continuing;

(m) none of its activities have, and none its activities in connection with any Transaction Document to which it is a party will, violate any of the Foreign Asset Control and Anti Money Laundering Regulations;

(n) it has filed timely or caused to be filed timely all material Tax Returns required to be filed by it and has paid or caused to be paid all material Taxes due and payable by it whether shown to be due and payable on such Tax Returns or on any assessment received by it or otherwise, except to the extent any such Taxes are being diligently contested by appropriate proceedings or other actions in good faith and with respect to which adequate reserves have been established on its books in accordance with the Accounting Principles or, if applicable, the generally accepted accounting principles in its jurisdiction of incorporation;

(o) all material Taxes required to be deducted or withheld from payments by it have been timely and duly deducted or withheld and properly paid to the appropriate Authority;

(p) except as otherwise disclosed in its financial statements, it has not received written notice of any pending audits, examinations, investigations, proceedings or claims with respect to any material Taxes nor to the best of its knowledge are any such actions threatened that has had or would reasonably be expected to have a Material Adverse Effect;

(q) except as otherwise disclosed in its financial statements, it has not received written notice of any Lien with respect to material Taxes that has been filed against any of its Property nor to the best of its knowledge has any such Lien been threatened;

(r) its obligations of the under this Agreement are senior, unconditional and unsubordinated obligations and rank and will rank in all respects at least pari passu in priority of payment with all of its other present and future unsecured and unsubordinated obligations;

(s) its financial statements as at and for the annual period ending on December 31, 2011 delivered to the Senior Lenders were prepared from and are in accordance with the its books and records and give a true and fair view of its financial position as of the date thereof and the results of its operations and cash flow for the annual period then ended, all in conformity with the Accounting Principles or, if applicable, the generally accepted accounting principles in its jurisdiction of incorporation;

(t) since December 31, 2011, there has been no condition or event that has had or could be reasonably expected to have a Material Adverse Effect (with respect to it only);

(u) no steps have been taken or legal proceedings started by or against it and, to the best of its knowledge after due inquiry, no such action has been threatened against it for its bankruptcy, insolvency, winding up, dissolution or reorganization or for the appointment of a receiver, trustee or similar officer with respect to it; and

(v) under the law of Brazil, the choice of the law of New York to govern this Agreement is valid and binding. The consent to the jurisdiction of the Supreme Court of the State of New York sitting in the Borough of Manhattan and the courts of the United States of America for the Southern District of New York by the Relevant Parties in Section 8.05(a) is valid and binding and not subject to revocation, and service of process effected in the manner set forth in 8.05 (d) will be effective to confer personal jurisdiction over the Relevant Parties in such courts.

Section 6.02. Senior Lender Reliance. (a) Each of the Relevant Parties acknowledges that it makes the representations in Section 6.01 with the intention of inducing the Senior Lenders to enter into this Agreement, the Common Terms Agreement and the Senior Loan Agreements and that the Senior Lenders enters into this Agreement, the Common Terms Agreement and its respective Senior Loan Agreements on the basis of, and in full reliance on, each of such representations.

(b) Each of the Relevant Parties warrant to the Senior Lenders that each of such representations is true and correct in all material respects as of the date of this Agreement and that none of them omits any matter the omission of which makes any of such representations misleading in any material respect.

Section 6.03. Rights and Remedies not Limited. The rights and remedies of the Senior Lenders in relation to any misrepresentation or breach of warranty on the part of any Relevant Party are not prejudiced:

(a) by any investigation by or on behalf of the Senior Lenders into the affairs of such Relevant Party;

(b) by the execution or the performance of this Agreement; or

(c) by any other act or thing which may be done by or on behalf of the Senior Lenders in connection with this Agreement and which might, apart from this Section 6.03, prejudice such rights or remedies.

ARTICLE VII

Covenants

Section 7.01. Covenants. Until the later of (i) the Project Completion Date; and (ii) the Contract Dispute Resolution Date, the Sponsor shall:

(a) provide all necessary technical support to the Borrower in respect of the Project, which technical support shall include providing the services of staff which are qualified and experienced in operating plants and industrial processes similar to those which form part of the Project, providing technical advice to the Borrower’s staff, including with respect to Environmental or Social Matters and ensuring access of the Borrower to any necessary technical information and intellectual property;

(b) when requested by the Senior Lenders, do or cause to be done anything which is necessary or, in the reasonable opinion of any Senior Lender, desirable:

(i)	to effect the Capital Contributions referenced in Section 4.01, as required thereunder;

(ii)	for perfecting or maintaining in full force and effect any Security granted by the Sponsor in respect of the Borrower’s obligations or for re-registering such Security, in each case as valid, perfected and enforceable first priority Liens of the kind the relevant Security Documents purport to create over such Property;

(iii)	to preserve and protect Senior Lender’s rights under the Financing Documents to which the Sponsor is party; and

(iv)	to maintain the validity and enforceability of the InterCement Guarantee and the other obligations under this Agreement;

(c) obtain, maintain and renew when necessary all Authorizations required under any law or document or agreement: (i) to enable it to perform its obligations under this Agreement; or (ii) for the validity or enforceability of this Agreement;

(d) comply in all respects with the terms of the Authorizations referred to in subsection (c) above;

(e) maintain its corporate existence and take all reasonable action necessary to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business;

(f) maintain an accounting and cost control system, management information system and books of account and other records adequate to reflect truly and fairly its financial condition and the results of its operations in conformity with the Accounting Principles or, if applicable, the generally accepted accounting principles in its jurisdiction of incorporation;

(g) file timely or cause to be filed timely all material Tax Returns required to be filed by it and pay or cause to be paid all material Taxes due and payable by it whether shown to be due and payable on such Tax Returns or on any assessment received by it or otherwise, except to the extent any such Taxes are being diligently contested by appropriate proceedings in good faith and with respect to which adequate reserves have been established on its books in accordance with the Accounting Principles or, if applicable, the generally accepted accounting principles in its jurisdiction of incorporation;

(h) take such action as may be necessary to ensure that, at all times, its obligations under the Financing Documents are senior, unconditional and unsubordinated obligations, and rank and will rank at least pari passu in priority of payment with all of its other unsecured and unsubordinated obligations outstanding from time to time, except for such obligations as are preferable by applicable law;

(i) from time to time or promptly upon request by any Senior Lender, at the Sponsor’s cost and expense, execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such further documents and instruments and take all other actions necessary, or in the reasonable opinion of any Senior Lender, desirable:

(i)	to enable it to comply with its obligations under the Transaction Documents to which it is a party;

(ii)	to implement the terms of the Financing Documents to which it is a party; and

(iii)	to preserve and protect Senior Lender’s rights under the Financing Documents to which it is a party;

(j) not merge or consolidate with any other Person unless:

(i)	it is the surviving entity or the Person surviving such merger (if other than the Sponsor) expressly assumes in writing the Sponsor’s obligations under the Transaction Documents to which it is a party;

(ii)	immediately before and after giving effect to such transaction, no Event of Default pertaining to the Sponsor has occurred and is continuing;

(iii)	immediately after giving effect to the merger, more than fifty percent (50%) of beneficial interests in the Sponsor is directly or indirectly owned by one or more entities incorporated in the jurisdictions of IDB Members; and

(iv)	it shall have provided to the Senior Lenders a certificate of its Authorized Representative as to the satisfaction of the requirements set forth in clauses (i) through (iii) of this Section 7.01(j);

(k) as soon as available, but, in any event, within ninety (90) days after the end of each of the two (2) financial semesters of each Financial Year prior to the Project Completion Date (and, if the Sponsor has notified the Senior Lenders of its intention to extend the InterCement Guarantee pursuant to Section 2.07, thereafter for so long as the Guaranteed Obligations remain outstanding), furnish to the Senior Lenders: (i) two (2) copies of its unaudited financial statements for such semi-annual period prepared in accordance with the Accounting Principles and consistently applied; and (ii) a certificate from an Authorized Representative if any factors are then materially and adversely affecting its business and operations or financial condition;

(l) as soon as available, but, in any event, within one hundred and 120 days after the end of each Financial Year prior to the Project Completion Date (and, if the Sponsor has notified the Senior Lenders of its intention to extend the InterCement Guarantee pursuant to Section 2.07, thereafter for so long as the Guaranteed Obligations remain outstanding), furnish to the Senior Lenders: (i) two (2) copies of its financial statements for such Financial Year (which are in agreement with its books of account and prepared in accordance with the Accounting Principles and consistently applied), together with an audit report on them, all in form satisfactory to the Senior Lenders; and (ii) a certificate from an Authorized Representative if any factors are then materially and adversely affecting its business and operations or financial condition;

(m) promptly inform the Senior Lenders of any changes to its international issuer credit rating; and

(n) not commit or engage in (and shall not authorize or permit any Affiliate or any other Person acting on its behalf to commit or engage in) any Prohibited Practice, and if any Senior Lender notifies the Sponsor of its concern that there has been a violation of this Section or of Section 6.01(j) (Prohibited Practices), the Sponsor shall cooperate in good faith with such Senior Lender and its representatives in determining whether such a violation has occurred, and shall respond promptly and in reasonable detail to any notice from any Senior Lender, and shall furnish documentary support for such response upon such Senior Lender’s request.

ARTICLE VIII

Miscellaneous

Section 8.01. Notices. Any notice, request, or other communication to be given or made under this Agreement shall be in writing. The notice, request or other communication may be delivered by hand, airmail, facsimile or established courier service to the party’s address specified below or at such other address as such party notifies to the other party from time to time and will be effective upon receipt or, in the case of delivery by hand or by established courier service, upon refusal to accept delivery.

For the Borrower:

Yguazu Cementos S.A.

Artigas 1907

Asunción, Paraguay

Attention: General Manager

Facsimile: (595) 021-281-822

For the Sponsor:

InterCement Brasil S.A.

Av. Nações Unidas, 12.495, 14°

Torre Nações Unidas – Torre

Centro Empresarial Berrini

CEP 04578-000, São Paulo – SP, Brazil

Attention: Chief Financial Officer

Facsimile: +55 (11) 3718-4320

For the Senior Lenders:

Corporación Andina de Fomento

Av. Luis Roche, Torre CAF

Municipio Chacao, Caracas

Estado Miranda, Venezuela

Attention: Direccion de Financiamiento Estructurado

Alternative address for communications by facsimile:

Facsimile: 58.212-2092325

Inter-American Development Bank

1300 New York Avenue, N.W.

Washington D.C. 20577

Attention: Manager and Portfolio Management Unit, Structured and Corporate

Finance Department

Alternative address for communications by facsimile:

Facsimile: +1 (202) 312-4135

Alternative address for communications by email: PRIMAILBOX@iadb.org

Section 8.02. English Language. All documents to be furnished or communications to be given or made under this Agreement shall be in the English language or, if in another language, shall be accompanied by a translation into English satisfactory to the Senior Lenders certified by a representative of the Borrower or the Sponsor, as the case may, which translation shall be the governing version between the Borrower or the Sponsor, as applicable, and the Senior Lenders.

Section 8.03. Expenses. The Borrower shall pay to the Senior Lenders or as the Senior Lenders may direct:

(a) the fees and expenses of Senior Lenders’ counsel in Brazil, Paraguay and the State of New York incurred in connection with: (i) the preparation and/or review, execution and, where appropriate, stamping or registration of this Agreement; (ii) the giving of any legal opinions required by the Senior Lenders under this Agreement; and (iii) any amendment, supplement or modification to, or waiver under, this Agreement; and

(b) the costs and expenses incurred by the Senior Lender in relation to the enforcement or protection or attempted enforcement or protection of its rights under this Agreement, including legal and other professional consultants’ fees.

Section 8.04. Remedies and Waivers. No failure or delay by the Senior Lenders in exercising any power, remedy, discretion, authority or other right under this Agreement shall waive or impair that or any other right of the Senior Lenders. No single or partial exercise of such a right shall preclude its additional or future exercise. All waivers or consents given under this Agreement shall be in writing. No such waiver shall waive any other right under this Agreement.

Section 8.05. Governing Law; Jurisdiction and Enforcement.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

(b) Each Relevant Party hereby irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of the State of New York sitting in the Borough of Manhattan and of the United States of America District Court for the Southern District of New York, and any appellate court from any thereof, in any legal action, suit or proceeding arising out of or relating to this Agreement or any other Transaction Document to which such Relevant Party is a party. Final judgment against such Relevant Party in any such legal action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction including Paraguay by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the judgment, or in any other manner provided by law.

(c) Nothing in this Agreement shall affect the right of any Senior Lender to commence legal proceedings or otherwise sue any Relevant Party in Paraguay, Brazil or any other appropriate jurisdiction, or concurrently in more than one jurisdiction, or to serve process, pleadings and other legal papers upon any Relevant Party in any manner authorized by the laws of any such jurisdiction.

(d) By the execution and delivery of this Agreement, each Relevant Party hereby irrevocably agrees to designate, appoint and empower National Corporate Research, Ltd., with offices at 10 East 40th, New York, N.Y. 10016, as its authorized agent solely to receive for and on its behalf service of summons or other legal process in any legal action, suit or proceeding in any court specified in Section 8.05(b) (Applicable Law and Jurisdiction).

(e) Each Relevant Party shall, for so long as this Agreement is in effect, maintain a duly appointed and authorized agent in New York, New York to receive for an on its behalf service of summons, complaint or other legal process in any legal action, suit or proceeding any Senior Lender may bring in the State of New York in respect of this Agreement or any other Financing Document to which such Relevant Party is a party and shall keep the Senior Lenders advised of the identity and location of such agent.

(f) Each Relevant Party further irrevocably consents, if for any reason there is no authorized agent for service of process in New York, New York, to the service of process being made out of the courts referred to in Section 8.05(b) (Applicable Law and Jurisdiction) by mailing copies thereof by registered United States of America air mail, postage prepaid, to such Relevant Party at its address specified in Section 8.01 (Notices), and in such a case the Senior Lenders shall also send by facsimile, or have sent by facsimile, a copy of such process to such Relevant Party.

(g) Service of process in the manner provided in this Section 8.05 (Applicable Law and Jurisdiction) in any action, suit or proceeding shall be deemed personal service and accepted by each Relevant Party as such and shall be valid and binding upon such Relevant Party for all the purposes of any such action suit or proceeding.

(h) Each Relevant Party irrevocably waives, to the fullest extent permitted by applicable law: any objection that it may now or hereafter have to the laying of venue of any action, suit or proceeding brought in any court referred to in this Section 8.05;

(i) any claim that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum; and

(ii) its right of removal of any matter commenced by any Senior Lender in the courts of the State of New York to any court of the United States of America.

(i) To the extent that any Relevant Party may, in any action, suit or proceeding brought in any of the courts referred to in Section 8.05(b) (Applicable Law and Jurisdiction), any court of Brazil, Paraguay or elsewhere arising out of or in connection with this Agreement, be entitled to the benefit of any provision of law requiring any Senior Lender in such action, suit or proceeding to post security for the costs of such Relevant Party or to post a bond or to take similar action, as the case may be, such Relevant Party hereby irrevocably waives such benefit, in each case to the fullest extent now or hereafter permitted under the laws of Paraguay, Brazil or, as the case may be, the other jurisdiction in which such court is located.

(j) To the extent that any Relevant Party may be entitled in any jurisdiction to claim for itself or its Property immunity in respect of its obligations under this Agreement or any other Transaction Document to which such Relevant Party is a party from any suit, execution, attachment (whether provisional or final, in aid of execution, before judgment or otherwise) or other legal process or to the extent that in any jurisdiction that immunity (whether or not claimed) may be attributed to it or its Property, such Relevant Party irrevocably agrees not to claim and irrevocably waives such immunity to the fullest extent permitted now or in the future by the laws of such jurisdiction.

(k) TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH RELEVANT PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, AND FOR ANY COUNTERCLAIM THEREON, BROUGHT BY OR AGAINST ANY SENIOR LENDER IN ANY FORUM IN WHICH SUCH SENIOR LENDER IS NOT ENTITLED TO IMMUNITY FROM TRIAL BY JURY. Each Relevant Party agrees that the waivers set forth above shall have the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976 of the United States of America (28 U.S.C. §§1602-1611) and are intended to be irrevocable and not subject to withdrawal for purposes of such Act.

(l) Nothing set forth in this Agreement may or shall be construed as a waiver of the privileges and immunities granted to CAF under its Constitutive Agreement signed in Bogota, Republic of Colombia, on February 7, 1968 among its initial member countries and/or any of its privileges or immunities granted to it under any treaty, international agreement or convention, or applicable law.

(m) Nothing set forth in this Agreement or any Senior Loan Agreement may or shall be construed as a waiver of the privileges and immunities granted to IDB under the Agreement Establishing the Inter-American Development Bank and/or any of its privileges or immunities granted to it under any treaty, international agreement or convention, or applicable law.

(n) The Parties hereto agree that (i) in accordance with Section 585, §2, of the Brazilian Civil Procedure Code (Law No. 5,869/73, as amended), certain obligations provided under this Agreement might be performed in Brazil and this Agreement may be foreclosed as an enforceable out-of-court debt instrument (título executivo extrajudicial) under Brazilian Law, regardless of any ratification or exequatur procedure with the Brazilian Superior Court of Justice (Superior Tribunal de Justiça), provided that it complies with all requirements and contains all the formalities of the place where it has been executed; (ii) any evidence of payment of the principal amount due under any of the Senior Loan Agreements, as applicable, in the amount set forth therein, shall constitute valid and sufficient evidence of the validity and enforceability of this Agreement with any Brazilian courts; and (iii) all amounts (including, without limitation, the principal, interest, expenses and taxes) owed by the Relevant Parties shall be deemed as determined and certain debts (dívidas liquidas e certas) of the Relevant Parties to the extent that any Senior Lender seeks to enforce, collect or defend them with any Brazilian courts and authorities against the Relevant Parties and any discussion or enforcement and collection of any amounts in Brazil may be made through an expedited enforcement claim (processo de execução) or any other means elected by the Senior Lenders, at their sole discretion.

Section 8.06. Successors and Assigns. This Agreement binds and inures to the benefit of the respective successors and permitted assigns of the parties. No Relevant Party may assign or otherwise transfer all or any part of its rights or obligations under this Agreement, voluntarily or involuntarily, whether by merger, consolidation, reorganization, dissolution, operation of law or any other manner, without the prior written consent of the Senior Lenders (except as otherwise permitted pursuant to Section 7.01(j)). The benefit of this Agreement may be freely and unconditionally assigned, transferred or otherwise disposed of, in whole or in part, by the Senior Lenders to any other Person. Any purported assignment or other transfer in violation of this Section shall be void.

Section 8.07. Integration; Effectiveness. This writing is intended by the parties as a final expression of this Agreement, and is intended as a complete and exclusive statement of the terms of this Agreement. No course of dealing, course of performance or trade usage, and no parol evidence of any nature, may be used to supplement or modify its terms. There are no conditions to the full effectiveness of this Agreement.

Section 8.08. Amendment. Any amendment of any provision of this Agreement must be in writing and signed by the parties.

Section 8.09. Counterparts. The parties may execute this Agreement in several counterparts, each of which is an original, and all of which together constitute one and the same agreement. The signatures of all the parties need not appear on the same counterpart, and delivery of an executed counterpart signature page by facsimile or other electronic means will constitute effective execution and delivery of this Agreement.

Section 8.10. Translation and Registration. The Sponsor shall provide for the sworn translation of this Agreement into Portuguese and the registration of this Agreement and such sworn translation with the competent Authority in Brazil, and shall provide the Senior Lenders with a registered copy of this Agreement its sworn translation into Portuguese within ninety (90) days of the date hereof; provided, that the English version shall be the governing version, and, in the event of any discrepancy between the English version and the Portuguese version, the English version shall prevail.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

YGUAZU CEMENTOS S.A., as Borrower

By	/s/ JOSE R. BOGARIN
Name:	JOSE R. BOGARIN
Title:	PRESIDENTE

INTERCEMENT BRASIL S.A., as Sponsor

By	/s/ Cleber Acurcio Machado
Name:	Cleber Acurcio Machado
Title:	Diretor

CORPORACIÓN ANDINA DE FOMENTO, as Senior Lender

By	/s/ Luis Enrique Berrizbeitia
Name:	Luis Enrique Berrizbeitia
Title:	Presidente Ejecutivo Enc.

INTER-AMERICAN DEVELOPMENT BANK, as Senior Lender

By	/s/ Hans U. Schulz
Name:	Hans U. Schulz
Title:	General Manager
Structured and Corporate Finance Dept.

[Signature Page - Sponsor Support Agreement]